Exhibit 99.1

For Immediate Release

A.P. Pharma Announces Second Quarter 2012 Financial Results and Highlights Recent Corporate Progress

REDWOOD CITY, Calif. – August 2, 2012 – A.P. Pharma, Inc. (OTCBB: APPA.OB), a specialty pharmaceutical company, today reported financial results for the quarter ended June 30, 2012 and highlighted recent corporate progress.

“With the recent closing of our common stock offering, we are in a strong financial position as we approach the commercialization phase with our lead product candidate, APF530, for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting,” said John B. Whelan, A.P. Pharma’s president and chief executive officer. “As previously announced, we successfully completed our thorough QT and metabolism studies required for our APF530 New Drug Application resubmission. We now also have successfully completed our non-clinical human factors validation study. We remain on track to resubmit our New Drug Application for APF530 to the U.S. Food and Drug Administration in September 2012.”

Recent Accomplishments

•

During June and July 2012, the Company appointed three individuals with extensive pharmaceutical industry experience to its board of directors: Stephen R. Davis, Barry D. Quart, Pharm.D., and Robert Rosen.

•	On July 10, 2012, the Company announced that the U.S. Patent and Trademark Office had allowed three new patents covering APF530.

•

On July 25, 2012, the Company announced that it had entered into definitive agreements relating to a common stock offering that resulted in gross proceeds to the Company of approximately $53.6 million. The transaction closed on July 30, 2012.

•

In July 2012, the Company successfully completed its non-clinical human factors validation study, the results of which will be included in the Company’s New Drug Application (NDA) resubmission for APF530 planned for September 2012.

Results of Operations

A.P. Pharma’s net loss for the second quarter of 2012 was $4.6 million, or $0.02 per share, compared to a net loss of $1.9 million, or $0.05 per share, for the second quarter of 2011. The net loss was higher in the current fiscal quarter primarily due to increased spending related to the planned NDA resubmission and higher personnel-related expenses, including stock compensation expense. The prior-year quarter included contract revenue from an agreement with Merial Limited, which was terminated in May 2011.

-more-

A.P. Pharma Announces Second Quarter 2012 Financial Results	Page 2

Cash and cash equivalents as of June 30, 2012 were $12.4 million, compared to $18.0 million at December 31, 2011. Net cash used in operating activities was $8.1 million for the six months ended June 30, 2012. In May 2012, the Company received $3.0 million in cash proceeds from the issuance of convertible notes resulting from note holders’ exercise of purchase rights associated with the $4.5 million private placement financing announced in April 2011.

In July 2012, the Company completed a private placement of common shares resulting in $50.7 million of net proceeds. The Company believes that its current cash resources are sufficient to fund its operations through the anticipated product launch of APF530 in 2013.

About APF530

A.P. Pharma’s lead product candidate, APF530, is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting (CINV). One of the most debilitating side effects of cancer chemotherapy, CINV is a leading cause of premature discontinuation of treatment. There is only one injectable 5-HT3 antagonist approved for the prevention of delayed-onset CINV, so this indication represents an area of particular unmet medical need. APF530 contains the 5-HT3 antagonist granisetron formulated in the Company’s proprietary Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection. This five-day range is designed to cover the delayed phase of CINV, whereas currently available intravenous and oral formulations of granisetron are approved only for the prevention of acute-onset CINV. Granisetron was selected for APF530 because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery platform. This drug delivery platform is designed to improve the therapeutic profile of injectable pharmaceuticals by converting them from products that must be injected once or twice per day to products that need to be injected only once every one or two weeks. The Company’s lead product candidate, APF530, is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting. A.P. Pharma received a Complete Response Letter to its APF530 New Drug Application (NDA) and is targeting a resubmission of the NDA to the U.S. Food and Drug Administration in September 2012. For further information, please visit the Company’s web site at www.appharma.com.

(financial tables follow)

A.P. Pharma Announces Second Quarter 2012 Financial Results	Page 3

A.P. Pharma, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Contract revenue	$—	$251	$—	$646

Operating expenses:
Research and development	3,067	1,282	6,396	2,423
General and administrative	1,313	509	2,753	1,078

Total operating expenses	4,380	1,791	9,149	3,501

Operating loss	(4,380)	(1,540)	(9,149)	(2,855)
Interest expense, net	(146)	(263)	(207)	(264)

Loss from continuing operations	(4,526)	(1,803)	(9,356)	(3,119)
Loss from discontinued operations	(43)	(129)	(134)	(232)

Net loss	$(4,569)	$(1,932)	$(9,490)	$(3,351)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.02)	$(0.05)	$(0.05)	$(0.08)

Net loss	$(0.02)	$(0.05)	$(0.05)	$(0.08)

Shares used to compute basic and diluted net loss per share	200,112	40,016	200,079	40,062

A.P. Pharma Announces Second Quarter 2012 Financial Results	Page 4

A.P. Pharma, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$12,442	$17,974
Prepaid expenses and other current assets	557	266

Total current assets	12,999	18,240
Property and equipment, net	1,102	1,075
Other long-term assets	130	130

Total assets	$14,231	$19,445

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$605	$1,010
Accrued expenses	1,056	1,498
Accrued disposition costs	1,216	1,082
Convertible notes payable to related parties, net of discount	239	103

Total current liabilities	3,116	3,693
Stockholders’ equity:
Common stock	2,004	2,002
Additional paid-in capital	178,840	173,989
Accumulated deficit	(169,729)	(160,239)

Total stockholders’ equity	11,115	15,752

Total liabilities and stockholders’ equity	$14,231	$19,445

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with the potential approval of APF530 and the potential timing for such approval, if approved at all, as well as risks relating to capital resources and liquidity, satisfactory completion of clinical studies, progress in research and development programs, launch and acceptance of new products and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

A.P. Pharma Announces Second Quarter 2012 Financial Results	Page 5

Contacts

Investor Relations Contact:

Michael Rice

Office Phone: 646-597-6979

Email: mrice@lifesciadvisors.com

and

Corporate Contact:

A.P. Pharma, Inc.

John B. Whelan, President and Chief Executive Officer

Office Phone: 650-366-2626

###